Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-76478) pertaining to the Stock Option Plan of Pilot Therapeutics Holdings, Inc. of our report dated February 7, 2003, with respect to the consolidated financial statements of Pilot Therapeutics Holdings, Inc. included in this Annual Report (Form 10-KSB) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

Greensboro, North Carolina March 28, 2003